Exhibit 16.1

February 3, 2012

Securities and Exchange Commission

Washington, D.C. 20549

Commissioners:

We have read Enerkem Inc.’s statements included under the caption “Change in Accountants” of its Registration Statement on Form F-1 filed on February 3, 2012 and are in agreement with the statements contained therein concerning our firm.

/s/ Raymond Chabot Grant Thornton LLP

Chartered Accountants